Exhibit 4.32

Power of Attorney

The undersigned, David Xueling Li, an individual with PRC nationality, with the ID Card number 640204197410230034, hereby declares and confirms as follows:

(1)	The undersigned holds 100% of the rights and interests (the “Rights and Interests”) in the registered capital of Beijing Bilin Online Information Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the PRC laws (the “Domestic Company”).

(2)	The undersigned hereby irrevocably authorizes Beijing Bilin Changxiang Information Technology Co., Ltd., a company duly incorporated and validly existing under the PRC laws (the “WFOE”), or any succeeding person or entity who has obtained the business of WFOE through merger, acquisition or integration (the “Successor”), to handle any and all matters in relation to the Domestic Company and its rights and interests, and to exercise all rights of the undersigned as the holder of the Rights and Interests, in the name of the undersigned. This Power of Attorney grants to WFOE the following rights and authorizations, including without limitation:

(a)	WFOE or the Successor may, as the sole agent of the undersigned, handle any and all matters in relation to the Rights and Interests, including but not limited to (i) attend the general meetings of the Domestic Company; (ii) exercise all voting rights of shareholders and other rights enjoyed by the undersigned pursuant to PRC laws and the article of association of the Domestic Company, including but not limited to the sales, transfer, pledge, or disposal in other way, of the whole or part of the Rights and Interests; (iii) appoint the legal representative, chairman, director, supervisor, chief executive officer and any other senior officers of the Domestic Company on behalf of the undersigned; and (iv) overlook the operation result of the Domestic Company; (v) access the financial information of the Domestic Company at any time; (vi) in case the conducts of directors or senior officers of the Domestic Company harm the interest of the Domestic Company or its shareholders, initiate shareholder derivative litigation or other legal proceedings against such directors or senior officers; (vii) approve annual budget or distribution of dividends; and (viii) any other shareholder’s rights granted to the shareholders by the articles of association of the Domestic Company and its amendments from time to time, or/and relevant laws and regulations.

(b)	The undersigned further authorizes WFOE to enter into contracts or documents relating to the operation of the Domestic Company on behalf of the undersigned, including but not limited to any contract of transfer, in order to perform the obligations under the Exclusive Option Agreement, the Exclusive Assets Purchase Agreement and the Equity Interest Pledge Agreement entered into by the undersigned on 25 August, 2015. This authorization shall also include the rights to execute any other documents for the perfection of the rights and interests under the aforementioned agreements.

(c)	As solely decided by WFOE and without the necessity of informing the undersigned or obtain further consent from the undersigned, WFOE is also entitled to authorize any third party to exercise the power hereunder, and transfer the rights hereunder to any third party to allow such third party to exercise such rights.

(3)	All actions taken by WFOE or the Successor in relation to the Rights and Interests shall be deemed as taken by the undersigned in person, without the necessity of consulting with the undersigned in advance; all documents executed by WFOE or the Successor in relation to the Rights and Interests shall be deemed as executed by the undersigned in person. The undersigned hereby confirms, ratifies and approves such actions taken by or documents executed by WFOE or the Successor.

(4)	The undersigned has agreed to transfer the Rights and Interests to WFOE or any person or entity designated by WFOE in line with the Exclusive Option Agreement entered into by and between the undersigned, WFOE and the Domestic Company (the “Exclusive Option Agreement”). To ensure the performance of the Exclusive Option Agreement, the undersigned hereby undertakes as follows:

(a)	The undersigned has executed the Equity Transfer Agreement (the “Equity Transfer Agreement”), and has execute the Shareholder’s Resolution to approve such transfer. At any time upon the request of WFOE, the undersigned shall immediately transfer the Rights and Interests to WFOE or the Successor. The date of execution and the name of the transferee on such Equity Transfer Agreement and the Shareholder’s Resolution are left blank.

(b)	The undersigned hereby irrevocably authorizes WFOE to fill in the date of execution and the name of the transferee in the Equity Transfer Agreement, and the undersigned hereby agrees that the Equity Transfer Agreement shall be kept by WFOE;

(c)	The undersigned hereby irrevocably authorizes WFOE to, for the purpose of the effective transfer of the Rights and Interests to WFOE and the Successor, execute additional documents as required by law or government on behalf of the undersigned; and

(d)	The undersigned hereby confirms that the undersigned is and will continue to be bound by the obligations under the Exclusive Option Agreement and the Equity Transfer Agreement, and undertakes to perform all such obligations upon written request of WFOE.

(5)	The undersigned has agreed to procure the Domestic Company to transfer its assets to WFOE or any person or entity designated by WFOE, pursuant to the Exclusive Assets Purchase Agreement by and between the Domestic Company, the undersigned and WFOE (the “Exclusive Assets Purchase Agreement”), including executing and delivering the Shareholder’s Resolution which approves such transfer;

(6)	The undersigned further agrees and undertakes to WFOE that if the undersigned receives any dividends, interests, capital distribution in any other form, remaining assets after liquidation, or incomes or considerations generated from the transfer of equity by virtue of the equity interest of the Domestic Company held by the undersigned, the undersigned shall, to the extent permitted by law, pay all of these dividends, interests, capital distribution, assets, incomes or considerations to WFOE in full without requesting for any compensation.

(7)	All actions taken by WFOE or the Successor in line with this Power of Attorney shall be deemed as taken by the undersigned in person; all documents executed by WFOE or the Successor in relation to the Rights and Interests shall be deemed as executed by the undersigned in person. The undersigned hereby confirms, ratifies and approves such actions taken by or documents executed by WFOE or the Successor, and accepts and assumes corresponding responsibility for all legal consequences arising from the authorizations made by the undersigned under this Power of Attorney.

(8)	The undersigned hereby waives all rights enjoyed by the undersigned as the holder of the Rights and Interests. Such rights have been irrevocably authorized to WFOE through this Power of Attorney, and the undersigned shall not exercise or attempt to exercise any of such rights.

(9)	The undersigned hereby agrees that if the equity held by the undersigned in the Domestic Company increases, whether through increment of capital contribution or not, any additional equity held by any shareholder shall be subject to this Agreement, and WFOE shall have the right to exercise the shareholder’s rights as provided in Section 2 over such additional equity on behalf of the undersigned; similarly, if any person obtains equity of the Domestic Company, whether through voluntary transfer, transfer by operation of law, mandatory auction or in any other way, the undersigned shall procure such transferee to agree that all equity of the Domestic Company it obtained is subject to this Agreement, and WFOE is entitled to exercise the shareholder’s rights as provided in Section 2 over such equity.

(10)	This Power of Attorney is attached with rights and interests. Throughout the period that the undersigned is a shareholder of the Domestic Company, this Power of Attorney shall remain effective from the day of issue and shall not be revoked

(Remainder of this page left blank intentionally; execution page to follow)

(Execution Page)

Name of the Shareholder: David Xueling Li

/s/ David Xueling Li
(Signature)

Date:	August 25, 2015

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